Exhibit 5.3

July 30, 2010

General Partner of Connors Bros. Holdings, L.P.

c/o Centre Partners Management, LLC

30 Rockefeller Plaza, 50th Floor

New York, NY 10020

The holders of the Notes (as hereinafter defined)

Re:	Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company
and Bumble Bee Capital Corp. (the “Issuers”) – Issue of Exchange Notes

Ladies and Gentlemen:

We have acted as New Brunswick and Nova Scotia counsel to Connors Bros. Clover Leaf Seafoods Company (“CBCLSC”), Clover Leaf Holdings Company (“CLHC”), K.C.R. Fisheries Ltd. (“KCR”) and 6162410 Canada Limited (“6162410”) in connection with the issuance of Exchange Notes (as defined in the Indenture) for the 7.75% Senior Secured Notes due 2015 (the “Notes”) pursuant to a registration rights agreement dated as of December 17, 2009 between the Issuers, certain guarantors and Wells Fargo Securities, LLC, Jeffries & Company Inc. and Barclays Capital Inc., as initial purchasers (the “Initial Purchasers”).

We refer to each of CLHC, KCR and 6162410 as an “Opinion Guarantor” and together with CBCLSC as the “Opinion Parties”. Except as otherwise defined in this opinion, capitalized terms used below shall have the respective meanings assigned to such terms in the Indenture.

In that connection, we have examined an executed copy of the following (or, in certain circumstances, an electronic copy of the following together with a facsimile of a corresponding signature page or pages, which we have assumed constitute a true and complete executed copy):

(a)	the Purchase Agreement dated December 10, 2009 between Bumble Bee Foods, LLC, CBCLSC, Bumble Bee Capital Corp., as Issuers, the Guarantor named therein and the Purchasers named therein (the “Purchase Agreement”);

Patrick Fitzgerald | Partner

Direct 902 491 4117 Main 902 421 6262 Fax 902 421 3130 Email pfitzgerald@coxandpalmer.com

Purdy’s Wharf Tower   |   1100-1959 Upper Water Street Halifax NS

Correspondence PO Box 2380 Central Halifax NS B3J 3E5

July 30, 2010

(b)	the Indenture dated December 17, 2009, between Bumble Bee Foods, LLC, CBCLSC, Bumble Bee Capital Corp., the Guarantors named therein and Deutsche Bank Trust Company Americas as Trustee (the “Indenture”);

(c)	the Registration Rights Agreement dated December 17, 2009 between Bumble Bee Foods, LLC, CBCLSC, Bumble Bee Capital Corp., as Issuers to the Initial Purchasers, and the Guarantors named therein (the “Registration Rights Agreement”);

(d)	the Regulation S Guarantee dated as of December 17, 2009 wherein CLHC, KCR and 6162410, inter alia, are Guarantors named therein (the “Regulation S Guarantee”); and

(e)	the Rule 144 Guarantee dated as of December 17, 2009 wherein CLHC, KCR and 6162410, inter alia, are Guarantors named therein (the “Rule 144 Guarantee”).

The documents in clauses (a) through (e) are collectively referred to as the “Transaction Documents”.

In connection with the foregoing, we have examined execution forms of the Transaction Documents and relied upon such statutes and regulations, public records and certificates of government officials and such other records and documents as we have deemed necessary for the opinions expressed below, including the following:

(a)	certificates from an officer of each of the Opinion Parties dated December 17, 2009; and

(b)	resolutions or certified copies of resolutions of the directors of the Opinion Parties authorizing, inter alia, the execution and delivery of the Transaction Documents to which it is a party (the “Resolutions”).

We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We express no opinion herein as to the laws of any jurisdiction other than the Province of Nova Scotia and New Brunswick (the “Provinces”) and the laws of Canada applicable therein. In particular, to the extent the laws of the Provinces would require the application of the laws of any other jurisdiction; no opinion is expressed as to the laws of such jurisdiction.

July 30, 2010

Based upon and subject to the foregoing and the assumptions and qualifications set out at the end of this opinion, we are of the opinion that, on the date hereof:

1.	Each of the Transaction Documents has been duly authorized, executed and delivered by each Opinion Party that is a party thereto.

2.	The Guarantee of each Opinion Guarantor to be endorsed on the Notes has been duly authorized, executed, issued and delivered by each Opinion Guarantor.

3.	The Exchange Notes have been duly authorized by CBCLSC.

The foregoing opinions are subject to the following assumptions and qualifications:

(a)	That the Transaction Documents constitute legal, valid and binding obligations of all parties thereto and that all parties thereto (excluding the Opinion Parties) are duly incorporated (if incorporated) and validly existing;

(b)	The genuineness of all signatures;

(c)	The authenticity of all documents submitted to us as originals; and

(d)	The conformity to authentic original documents of all documents submitted to us as copies.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 to be filed by the Issuers with the U.S. Securities and Exchange Commission.

Yours very truly,

/s/ Cox & Palmer
Cox & Palmer